Filed Pursuant to Rule 424(b)(2)
Registration Nos: 333-114389
333-123867
Prospectus Supplement
(To Prospectus Dated May 25, 2004)
7,770,000 Shares
Class A Common Stock
We are offering 7,770,000 shares of our Class A common stock directly to investors. In connection with this offering, we will pay fees to our placement agents, CIBC World Markets Corp. and Leerink Swann & Co. See “Plan of Distribution” on page S-9 of this prospectus supplement for more information regarding these arrangements.
Our Class A common stock is listed on the American Stock Exchange under the symbol “AVN”. The last reported sale price of our Class A common stock on the American Stock Exchange on April 5, 2005 was $2.47 per share.
Investing in our Class A common stock involves a high degree of risk.
See “Risk Factors” beginning on page S-2 of this prospectus supplement and in the Registration Statement on Form S-3 (No. 333-114389) and the documents incorporated by reference herein.

	Per Share	Total

Public offering price	$2.20	$17,094,000
Placement agents’ fees	$0.13	$1,025,640
Proceeds, before expenses, to us	$2.07	$16,068,360
We have engaged CIBC World Markets Corp. and Leerink Swann & Co. as our exclusive placement agents to use reasonable efforts to solicit offers to purchase our Class A common stock in this offering. The placement agents are not purchasing or selling any shares of our Class A common stock pursuant to this prospectus supplement or the accompanying prospectus, nor are we requiring any minimum purchase or sale of any specific number of shares of Class A common stock. We expect that delivery of the shares of Class A common stock being offered pursuant to this prospectus supplement will be made to investors on or about April 8, 2005. Unless the purchasers instruct otherwise, the shares of Class A common stock will be delivered in book-entry form through The Depository Trust Company, New York, New York.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Sole Bookrunning Agent
CIBC World Markets

Leerink Swann & Co.
The date of this prospectus supplement is April 5, 2005.

      Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “the company,” “Avanir,” “we,” “us,” “our,” or similar references mean Avanir Pharmaceuticals.
      This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our Class A common stock and also adds to and updates information contained in or incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more information about us and the shares of Class A common stock we may offer from time to time under our shelf registration statement. To the extent there is a conflict between the information contained, or referred to, in this prospectus supplement, on the one hand, and the information contained, or referred to, in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.
      We have not authorized any broker, dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy Class A common stock, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy Class A common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You

S-i

should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and any accompanying prospectus is delivered or Class A common stock is sold on a later date.
      It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents we have referenced in the section entitled Incorporation of Certain Information by Reference in this prospectus supplement.

S-ii

THE OFFERING

Class A common stock offered by us	7,770,000 shares

Class A common stock to be outstanding after this offering	105,474,586 shares

Use of proceeds	We intend to use the proceeds of this offering primarily for general working capital, the commercialization of Neurodex (if and when Neurodex receives regulatory approval), clinical trials, research and development expenses, administrative expenses and for potential acquisitions of, or investments in, complementary businesses, products and technologies. See “Use of Proceeds” on page S-6.

American Stock Exchange symbol	AVN
      The information above and elsewhere in this prospectus supplement regarding outstanding shares of our Class A common stock is based on 97,704,586 shares of Class A common stock outstanding as of December 31, 2004 and excludes the following shares of Class A common stock:

•	5,909,040 shares of Class A common stock issuable upon the exercise of stock options outstanding as of December 31, 2004 at a weighted-average exercise price of $2.13 per share;

•	2,330,906 shares of Class A common stock reserved for future awards under our stock plans as of December 31, 2004;

•	5,295,261 shares of Class A common stock issuable upon the exercise of warrants outstanding as of December 31, 2004 with a weighted-average exercise price of $1.83 per share;

•	2,000,000 shares of Class A common stock issued March 8, 2005 in connection with our acquisition of certain contract rights from IriSys, Inc.; and

•	2,000,000 shares of Class A common stock initially reserved for issuance under our 2005 Equity Incentive Plan, which was approved by our shareholders on March 17, 2005.

RISK FACTORS
      Investing in our securities involves significant risk, including the risks identified below and in our SEC filings that are incorporated by reference into this prospectus and prospectus supplement. Set forth on Page 3 of the prospectus are certain risks and uncertainties, as of the date of the prospectus, related to our business and to our industry. These risk factors have been updated in our quarterly report on Form 10-Q for the quarter ended December 31, 2004, which is incorporated by reference into this prospectus supplement and prospectus. Set forth below are certain additional risk factors that you should consider. Prospective investors should review all of these risk factors before making an investment decision. If any of these risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. Additional risks and uncertainties of which we are unaware or that we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our Class A common stock could decline, and you could lose all or part of your investment. See also “Note Regarding Forward-Looking Statements.”
We are currently in the process of submitting our Neurodex clinical trial results to the FDA for review and approval prior to U.S. commercialization. Any delay or adverse decisions in the regulatory review or approval process may harm our prospects and could harm our stock price.
      We began submission of a new drug application, or NDA, for Neurodex to the FDA in December 2004 under a “rolling” submission basis, and we must obtain FDA approval prior to commercialization in the United States. A rolling submission allows us to submit the NDA in reviewable modules. To date, we have submitted 2 of 3 modules and we currently expect to complete our submission in mid-2005. We may not be able to maintain our planned schedule and may not complete our submission in a timely manner. Any delays in our submission or in the FDA’s review or approval could delay market launch and increase the volatility of our stock price and may result in additional operating losses, which would likely increase our cash requirements.
      Based on communications with the FDA, we expect that the final submission will activate a priority review by the FDA, which is a six-month review period for the NDA. However, the process of obtaining FDA approval often takes more than one year and can vary substantially based upon the type, complexity and novelty of the products involved. If we complete the submission of an NDA for Neurodex, the FDA must decide whether to accept or reject the submission for filing. The FDA’s official filing of an NDA is the action that begins the application’s substantive review. The FDA may refuse to file an NDA for review for many reasons, including if the submission contains insufficient data to demonstrate efficacy and/or safety. We cannot be certain that our NDA submission would be accepted for filing and reviewed by the FDA or that we would be able to respond to any requests during the review period in a timely manner without delaying potential action on our request for approval.
      We also cannot be certain that Neurodex will receive a favorable recommendation from any FDA advisory committees or be approved for marketing by the FDA. Even if the FDA grants marketing approval for Neurodex, we cannot be certain that we will be able to obtain the labeling claims necessary or desirable for the promotion of the product. In addition, delays in approvals or rejections of marketing applications may be based upon many factors, including regulatory requests for additional analyses, reports, data and/or studies, regulatory questions regarding data and results, changes in regulatory policy during the period of product development and/or the emergence of new information regarding our products or other products. Recent public announcements regarding safety problems with certain approved drugs may affect the FDA’s policies regarding safety data for new drug applications and may result in the FDA requiring additional safety data before accepting our planned NDA submission, as well as closer surveillance after commercialization if the drug is approved.

Our stock price is highly volatile and investors may not be able to sell their shares at or above the price they pay for them.
      The market price of our Class A common stock has been, and is likely to continue to be, highly volatile. The following factors, among others, could have a significant impact on the market price of our Class A common stock:

•	Unfavorable announcements by us regarding our NDA submission for Neurodex, clinical trial results or results of operations;

•	Our success or failure in entering into license and/or co-promotion arrangements for our products and product candidates;

•	Delays in meeting goals or performance milestones by us or our marketing partners;

•	Comments made by securities analysts, including changes in their recommendations;

•	Announcements of financing transactions and/or future sales of equity or debt securities;

•	Announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Sales of our Class A common stock by our directors, officers or significant shareholders;

•	Announcements by our competitors of clinical trial results or product approvals; and

•	Market and economic conditions.
      In addition, the market for biotechnology and pharmaceutical stocks has experienced significant price and volume fluctuations that are frequently unrelated to operating performance. This price volatility is often more pronounced for companies with a low stock price and a small market capitalization, such as ours. These broad market and industry factors might seriously harm the market price of our Class A common stock, regardless of our operating performance.
      A significant decline in our stock price could also result in our Class A common stock being delisted from the American Stock Exchange and could lead to the filing of lawsuits, including securities class action lawsuits. Any such lawsuits against us would result in substantial costs, potential liabilities and the diversion of management’s attention and resources.
We expect that we will need to raise additional capital to fund ongoing operations through at least 2006. If we are unable to raise additional capital, we may be forced to curtail operations. If we succeed in raising additional capital through a licensing or financing transaction, it may affect our stock price and future revenues.
      In order to maintain sufficient cash and investments to fund future operations and to prepare for the commercialization of Neurodex, we will need to raise significant additional capital. We expect to seek to raise additional capital over the next 12 to 24 months through various alternatives, including licensing or sales of our technologies and drug candidates and selling shares of our Class A common stock.

•	If we raise capital through licensing or sales of one or more of our technologies or drug candidates, then we may not realize revenues from sales of any of our products that are successfully developed, approved by the FDA and marketed, or our share of such revenues may be substantially reduced. If we license any of our technologies or drug candidates, then the development of these products or technologies will no longer be in our control. A licensee might never reach any of the payment milestones in a license agreement. Further, if we sell any of our technologies or drug candidates, the sales price may not fully cover our investment in such technology or drug candidate.

•	If we raise capital by issuing additional shares of Class A common stock at a price per share less than the then-current market price per share, the value of the shares of Class A common stock then outstanding may be reduced. Further, even if we were to sell shares of common stock at prices equal to or higher than the current market price, the issuance of additional shares may depress the market price of our Class A common stock and will dilute voting rights of our other shareholders.

      We may not be able to raise capital on terms that we find acceptable, or at all. If we are unable to raise additional capital to fund future operations, then we may not be able to execute our commercialization plans for Neurodex and may be required to reduce operations or defer or abandon one or more of our clinical or pre-clinical research programs. Any of these actions could decrease our stock price.
Changes in board and management composition could adversely affect our operations.
      Since September 2004, three new directors have joined our board and we have recently appointed a new chairman. Our Corporate Governance Committee is also currently conducting a search for a director candidate who may replace one of our incumbent directors. Additionally, we are currently recruiting senior-level sales and marketing personnel to add to our management and we anticipate that we could experience other changes in management and infrastructure as we expand our organization, prepare for the commercialization of Neurodex, and effect the transition of the Company from a research and development company to a specialty pharmaceutical company. These changes may be disruptive, and we may experience difficulties in retaining new directors, attracting and integrating new members of the management team, and in transitioning the operating activities of the Company.
Our inability to attract and retain key management and scientific personnel could negatively affect our business.
      The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. This type of environment creates intense competition for qualified personnel, particularly in product research and development, sales and marketing, and accounting and finance, and the loss of any of our executive officers or other key employees could adversely affect our operations. Other than our chief executive officer, we do not have employment agreements with any of our executive officers and do not have “key person” life insurance policies for any of our executives.
      In order to expand our company as planned and effect our transition to a specialty pharmaceutical company, we will need to hire, train, retain and motivate high quality personnel, including sales and marketing personnel for the commercialization of Neurodex. Any inability to hire qualified sales and marketing personnel would harm our commercialization plans. Additionally, if we were to lose one or more of our key scientists, then we would likely lose some portion of our institutional knowledge and technical know-how, potentially causing a substantial delay in one or more of our development programs until adequate replacement personnel could be hired and trained.
We depend on third parties to manufacture compounds for our drugs and drug candidates. The failure of these third parties to perform successfully could harm our business.
      We have utilized, and intend to continue utilizing, third parties to manufacture docosanol 10% cream, Neurodex, active pharmaceutical ingredients, and supplies for our other drug candidates. We have no experience in manufacturing and do not have any manufacturing facilities. Currently, we have only a single supplier for the raw material docosanol and the finished product for Neurodex and we do not have any long-term agreements in place with either of these suppliers. Any delays or difficulties in obtaining Neurodex could delay our clinical trials for neuropathic pain and delay the commercialization of Neurodex for pseudobulbar affect. Additionally, although we and GlaxoSmithKline maintain a strategic reserve of docosanol to mitigate against a short-term supply disruption, any sustained disruption of our docosanol supply could harm our operations.

The board of directors has the authority to effect a reverse stock split within a stated range until March 16, 2006. If implemented, the reverse stock split may negatively affect the price and liquidity of our Class A common stock.
      At our 2005 Annual Meeting of Shareholders, the board of directors received the authority to implement, within its discretion and for a period of one year, a reverse split of our Class A common stock within a range of 1:2 to 1:5. If the board of directors were to effect a reverse stock split, the bid price of the Class A common stock may not continue at a level in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split. For example, if the board of directors decided to implement a reverse stock split at a ratio of 1-for-5, the post-split market price of our Class A common stock might not continue at a level at least five times greater than the pre-split price. Accordingly, the total market capitalization of our Class A common stock after a reverse stock split, if implemented, could be lower than the total market capitalization before the reverse stock split. Additionally, the liquidity of our Class A common stock could be affected adversely by the reduced number of shares outstanding after the reverse stock split.
Management will have broad discretion as to the use of the proceeds from this offering, and the use of the proceeds may not yield positive results.
      Although we intend to use the proceeds from this offering principally to fund ongoing operations and prepare for the commercialization of Neurodex (if and when Neurodex receives regulatory approval), we have not designated the amount of net proceeds we will use for any particular purpose. As a result, our management will have broad discretion as to the application of the net proceeds. We have eight significant research and development programs under development, and the use of offering proceeds on any one of these programs may not yield positive results. Accordingly, the use of net proceeds from this offering may not increase our market value or make us profitable.
NOTE REGARDING FORWARD-LOOKING STATEMENTS
      The prospectus supplement and prospectus contain or incorporate by reference forward-looking statements that involve risks and uncertainties. The statements contained or incorporated by reference in the prospectus supplement and prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the 1933 Act, and Section 21E of the Securities Exchange Act of 1934, or the 1934 Act, including, without limitation, statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We assume no obligation to update any such forward-looking statements. Our actual results may differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth above under “Risk Factors” and elsewhere in this prospectus supplement and prospectus and in the documents incorporated herein by reference. In evaluating our business, prospective investors should carefully consider these factors in addition to the other information set forth in this prospectus supplement and prospectus and incorporated herein by reference.

USE OF PROCEEDS
      We estimate that the net proceeds we will receive from this offering will be approximately $15.8 million after deducting the placement agents’ fees and estimated offering expenses and assuming that we sell the maximum number of shares offered hereby.
      We will retain broad discretion over the use of the net proceeds from the sale of our Class A common stock offered hereby. We currently anticipate using the net proceeds from this offering for general working capital and for our marketing and pre-launch activities for the anticipated commercialization of Neurodex for the treatment of pseudobulbar affect, assuming that Neurodex receives regulatory approval from the FDA. We may also use the proceeds raised from this offering for any of the following additional purposes:

•	clinical trials;

•	research and development expenses;

•	general and administrative expenses; and

•	potential acquisitions of, or investments in, complementary businesses, products and technologies.
      The amounts and timing of the expenditures may vary significantly depending on numerous factors, including the timing of completion of the NDA submission, regulatory review for Neurodex, progress of our other research and development efforts, technological advances and the competitive environment for our products and technologies.
      Pending the use of the net proceeds from this offering, we intend to invest the proceeds in short-term, interest-bearing, investment-grade securities.

CAPITALIZATION
      The following table sets forth our capitalization as of December 31, 2004:

•	on an actual basis; and

•	on an as-adjusted basis, to give effect to the sale of 7,770,000 shares of Class A common stock offered by us in this offering, at a price of $2.20 per share in this offering and after deducting the placement agents’ fees and estimated offering expenses payable by us.

	As of December 31, 2004

	Actual	As Adjusted

Cash, cash equivalents and short-term investments in securities	$22,607,605	$38,448,965

Shareholders’ equity (deficit):
Preferred stock — no par value, 10,000,000 shares authorized
Series C Junior Participating — 1,000,000 shares authorized; no shares issued or outstanding	—	—
Class A Common stock — no par value; 200,000,000 shares authorized; shares issued and outstanding: 97,704,586 shares — actual; 105,474,586 shares — as adjusted	$141,745,826	$157,587,186
Accumulated deficit	(131,494,491)	(131,494,491)
Accumulated other comprehensive loss	(43,439)	(43,439)

Total shareholders’ equity	10,207,896	26,049,256

TOTAL CAPITALIZATION	$10,207,896	$26,049,256

DILUTION
      Our pro forma net tangible book value as of December 31, 2004 was approximately $7.2 million, or $0.07 per share of Class A common stock. Pro forma net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of Class A common stock outstanding. After giving effect to the sale by us of the 7,770,000 shares of Class A common stock offered in this offering at a price of $2.20 per share, and after deducting the placement agents’ fees and estimated offering expenses payable by us, our pro forma, as-adjusted net tangible book value as of December 31, 2004 would have been approximately $23.0 million, or $0.22 per share of Class A common stock. This represents an immediate increase in the pro forma net tangible book value of $0.15 per share to our existing shareholders and an immediate and substantial dilution in pro forma net tangible book value of $1.98 per share to new investors. The following table illustrates this per-share dilution:

Offering price per share	$2.20
Pro forma net tangible book value per share as of December 31, 2004	$0.07
Increase per share attributable to new investors	$0.15
Pro forma, as-adjusted net tangible book value per share after this offering	$0.22
Dilution per share to new investors	$1.98

PLAN OF DISTRIBUTION
      We have engaged CIBC World Markets and Leerink Swann & Co. as our exclusive placement agents to use reasonable efforts to solicit offers from investors to purchase our Class A common stock in this offering. The placement agents are not obligated to, and have advised us that they will not, purchase any shares of our Class A common stock for their own accounts or otherwise participate in any direct purchases of shares with the company. We will enter into purchase agreements directly with investors in connection with this offering, and we will only sell to investors who have entered into purchase agreements.
      Our obligation to issue and sell shares to purchasers is subject to the conditions set forth in the purchase agreements, which may be waived by us in our discretion. A purchaser’s obligation to purchase shares is subject to conditions set forth in the purchase agreements, which may be waived by the purchaser.
      Unless purchasers instruct us otherwise, we will deliver the shares of common stock being issued to the investors electronically upon receipt of investor funds for the purchase of the shares of our Class A common stock offered pursuant to this prospectus supplement. We expect to deliver the shares of our Class A common stock being offered pursuant to this prospectus supplement on or about April 8, 2005.
      We have agreed to pay the placement agents a total placement fee equal to 6% of the gross proceeds of this offering and to reimburse the placement agents for all reasonable costs and expenses incurred by them in connection with this offering. The following table shows the per share and total placement fees we will pay to the placement agents in connection with this offering.

	Per Share	Total Offering

CIBC World Markets Corp.	$0.09	$687,179
Leerink Swann & Co.	$0.04	$338,461
      Because there is no minimum offering amount required as a condition to closing of this offering, the actual total offering commissions, if any, may be substantially less than the total offering amounts set forth above.
      The placement agents have informed us that they will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.
      The placement agency agreement provides that the obligations of the placement agents are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our auditors.
      We have agreed to indemnify the placement agents and specified other persons against some civil liabilities, including liabilities under the 1933 Act or the 1934 Act, and to contribute to payments that the placement agents may be required to make in respect of those liabilities.
      All of our directors and executive officers and IriSys, Inc., which received 2 million shares of our Class A common stock on March 8, 2005 in connection with our acquisition of certain of its assets, have signed lock-up agreements, pursuant to which they have agreed to not, directly or indirectly, offer, sell, agree to sell or otherwise transfer or dispose of any shares of our Class A common stock or any securities convertible into or exchangeable for shares of our Class A common stock, without the prior written consent of CIBC World Markets Corp. for a period of 90 days after the completion of this offering; provided, however, that IriSys may, during this 90-day period and subject to compliance with applicable securities laws, distribute shares of our Class A common stock to its shareholders, directors, employees and/or service providers.
      We have agreed that, without the prior written consent of CIBC World Markets Corp., we will not, during the 60 days after the date of this prospectus supplement, issue, sell, or register with the Securities and Exchange Commission, or otherwise dispose of, directly or indirectly, any of our equity securities (or any securities convertible into, exercisable for or exchangeable for our equity securities), except for the following:

•	the issuance of the shares of our Class A common stock offered under this prospectus supplement;

•	the issuance of shares pursuant to our existing employee benefit plans or upon exercise of outstanding warrants;

•	the registration of shares on Form S-8 or any successor form;

•	the issuance of shares in connection with any corporate strategic development transaction, provided that any such shares may not be transferred or sold by the corporate partner until 60 days after the date of this prospectus supplement; and

•	the registration of the shares of our Class A common stock issued to IriSys, provided that these shares may not be sold by IriSys or certain of its transferees until the expiration of the 90-day lock-up period described above.
      The placement agents do not expect sales of shares of Class A common stock offered by this prospectus supplement and the accompanying prospectus to any accounts over which they exercise discretionary authority to exceed five percent of the shares offered.
      The placement agency agreement with CIBC World Markets Corp. and Leerink Swann & Co. will be included as an exhibit to a Current Report on Form 8-K that we will file with the SEC and that will be incorporated by reference into the registration statement of which this prospectus supplement forms a part.
      The placement agents or their affiliates may in the future provide investment banking, commercial banking and/or other services to us from time to time, for which they may in the future receive customary fees and expenses.
DESCRIPTION OF SECURITIES
      Holders of Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of our company, the holders of Class A common stock are entitled to receive ratably our net assets available after the payment of all our debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of our Class A common stock have no preemptive, subscription, redemption, conversion or registration rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of Class A common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and issue in the future.
LEGAL MATTERS
      The validity of the Class A common stock offered hereby has been passed upon by Heller Ehrman LLP, San Diego, California. Wilson Sonsini Goodrich & Rosati, a Professional Corporation, Palo Alto, California will pass upon certain legal matters in connection with this offering for the placement agents.
EXPERTS
      The consolidated financial statements incorporated in this prospectus by reference from Avanir Pharmaceuticals’ Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      With respect to the unaudited interim financial information for the periods ended December 31, 2004 and 2003 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because the report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
      The SEC allows us to incorporate by reference into this prospectus supplement and prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus supplement or prospectus, to the extent that a statement contained in or omitted from this prospectus supplement and prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act until the offering is completed:

1. Our Annual Report on Form 10-K for the year ended September 30, 2004;

2. Our Definitive Proxy Statement on Schedule 14A, filed January 28, 2005;

3. Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2004;

4. Our Current Reports on Form 8-K filed on December 13, 2004, December 15, 2004, December 21, 2004, January 19, 2005, February 10, 2005, March 14, 2005, and March 23, 2005; and

5. The description of our Class A common stock contained in our registration statement on Form 8-A (File No. 001-15803) filed with the SEC on April 13, 2000, including any amendment or report filed for the purpose of updating such description.
      Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus supplement and prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Avanir Pharmaceuticals, 11388 Sorrento Valley Road, San Diego, California 92121, Attention: Chief Financial Officer, telephone: (858) 622-5200. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus supplement or prospectus.
WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the informational requirements of the 1934 Act and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov, as well as at our website at www.avanir.com. You may also read and copy, at prescribed rates, any document we file with the Securities and Exchange Commission at the Public Reference Room of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the Securities and Exchange Commission’s Public Reference Room.

DATED MAY 25, 2004
Prospectus
$50,000,000
Class A Common Stock

        This prospectus and any accompanying prospectus supplement will allow us to sell shares of our Class A common stock over time in one or more offerings up to a maximum aggregate offering price of $50,000,000. Each time we offer securities under this prospectus, we will provide you with a supplement to this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before you make your investment decision.
      Our Class A common stock trades on the American Stock Exchange under the symbol “AVN.” On May 25, 2004, the closing price for our Class A common stock, as reported on the American Stock Exchange, was $1.33 per share.
      Investing in our Class A common stock involves certain risks. See “Risk Factors” beginning on Page 3 of this prospectus for certain risks you should consider. You should read the entire prospectus and any accompanying prospectus supplement carefully before you make your investment decision.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      We may sell shares to or through underwriters or dealers, through agents, or directly to investors. For additional information on the methods of sale, you should refer to the section entitled, “Plan of Distribution” in this prospectus.

ii

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, issue and sell any part of the shares described in this prospectus in one or more offerings up to a total dollar amount of $50,000,000.
      This prospectus provides you with a general description of the Class A common stock we may offer. Each time we sell the Class A common stock, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information in this prospectus or in documents incorporated by reference in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, the statements made or incorporated by reference in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information,” before buying any securities in this offering.
      The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the Class A common stock offered under this prospectus. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”
      We have not authorized any broker-dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy common stock, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus and the accompanying prospectus supplement speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects even though this prospectus and any accompanying prospectus supplement is delivered or common stock is sold on a later date.
ABOUT AVANIR PHARMACEUTICALS
      We are a drug discovery and development company focused primarily on novel treatments for chronic diseases. We have one product that has been approved by the U.S. Food and Drug Administration (“FDA”) for the treatment of cold sores, docosanol 10% cream (sold as Abreva® by our marketing partner, GlaxoSmithKline Consumer Healthcare, in North America), and have several product candidates in clinical development. Our most advanced product candidate, Neurodextm, is in Phase III clinical development for the treatment of pseudobulbar affect (“PBA”), also known as pathological laughing or crying. Neurodex is also in Phase II clinical development for the treatment of neuropathic pain. A potential product for allergy and asthma, AVP-13358, is in Phase I clinical development. We also have preclinical research programs targeting inflammatory diseases, atherosclerosis, and cancer. Our preclinical research and drug discovery programs are focused primarily on small molecules that can be taken orally as therapeutic treatments. Using our proprietary Xenerextm technology, we are also conducting research to develop injectable human monoclonal antibody products for infectious diseases, such as anthrax and cytomegalovirus, and for other therapeutic applications.

      The following graph illustrates the development status of our product candidates.
      The continued development of our product candidates, and the potential launch of a new drug, will require substantial additional capital. We intend to partner with pharmaceutical companies that can help fund our research and potential product launch in exchange for sharing in the rights to commercialize new drugs. We have licensed certain rights to docosanol 10% cream and continue to seek licensees for that product and potential products in our pipeline. Research collaborations also represent an important way to achieve our development goals by sharing the risks and the opportunities that come from such development efforts.
      We expect that our development and operational costs will continue to exceed revenues from existing sources at least until the end of 2005. We will have to raise significant amounts of additional capital to finance our research and development activities and operations if we are unable to enter into partnership or collaborative arrangements with pharmaceutical companies that will share our drug development costs. The offering that may be made pursuant to this prospectus could satisfy some portion of our capital needs. If we are unable to raise capital as needed to fund our operations, or if we are unable to enter into collaborative arrangements, then we may need to slow the rate of development of some of our programs or sell the rights to one or more our drug candidates.
      Our offices and research facilities are located at 11388 Sorrento Valley Road, San Diego, California 92121. Our telephone number is (858) 622-5200 and our e-mail address is info@Avanir.com. Additional information about Avanir can be found on our website, at www.avanir.com, and in our periodic and current reports filed with the Securities and Exchange Commission (“SEC”). Copies of our current and periodic reports filed with the SEC are available at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and online at www.sec.gov and our website at www.avanir.com.

RISK FACTORS
      Investing in our securities involves significant risk, including the risks identified below. We have organized the following risk factors into three categories — “Risks Related to the Offering,” “Risks Related to Our Business,” and “Risks Related to Our Industry.” You should carefully consider the following risks and uncertainties before you invest in our securities. If any of the following risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. Additional risks and uncertainties of which we are unaware or that we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our Class A common stock could decline, and you could lose all or part of your investment. See also “Note Regarding Forward-Looking Statements.”
Risks Relating to the Offering
We expect to complete our Phase III clinical trial soon for Neurodex and any negative results in this trial could harm our stock price.
      In March 2004, we announced that we had completed enrollment in our Phase III clinical trial for Neurodex, our late-stage candidate for the treatment of pseudobulbar affect. We expect to announce preliminary data from this trial later in 2004. Neurodex is our most developed drug candidate and we believe it represents the most immediate opportunity to produce significant revenue for the Company. If the clinical trial data are negative or inconclusive, then we may be required to conduct one or more additional clinical trials and may not be able to seek regulatory approval to market the compound. If this were to happen, we expect our stock price would be negatively affected.
Assuming favorable results from our Phase III trial for Neurodex in Multiple Sclerosis patients with PBA, we must submit our results to the FDA for review and approval prior to U.S. commercialization. Any delay in the regulatory review or approval process may harm our prospects and could harm our stock price..
      Assuming positive results from our Phase III trial of Neurodex in patients suffering from PBA with Multiple Sclerosis, we will have to seek FDA approval prior to commercialization in the Unites States. Any delays in our submission or in the FDA’s review or approval would delay market launch and increase our cash requirements and could increase the volatility of our stock price and result in additional operating losses.
      The process of obtaining FDA approval often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. FDA’s review and approval of the actual NDA application is expensive and uncertain. If we submit an NDA for Neurodex, the FDA must decide wether to accept or reject the submission for filing. The FDA’s official filing of an NDA begins the application’s substantive review. The FDA may refuse to file an NDA for review for many reasons, including if the submission contains insufficient data to demonstrate efficacy and safety. We cannot be certain that our NDA submission would be accepted for filing and reviewed by the FDA or that we would be able to respond to any requests during the review period in a timely manner without delaying potential action on our request for approval. We also cannot be certain that Neurodex will receive a favorable recommendation from any FDA advisory committees or be approved for marketing by the FDA. Even if the FDA grants us marketing approval for Neurodex, we cannot be certain that we will be able to obtain the labeling claims necessary or desirable for the promotion of the product. In addition, delays in approvals or rejections of marketing applications may be based upon many factors, including regulatory requests for additional analyses, reports, data and/or studies, regulatory questions regarding data and results, changes in regulatory policy during the period of product development and/or the emergence of new information regarding our products or other products.

Our stock price is highly volatile and you may not be able to resell your shares at or above the price you pay for them.
      The market price of our Class A common stock has been, and is likely to continue to be, highly volatile. The following factors, among others, could have a significant impact on the market price of our Class A common stock:

•	our success or failure in entering into license and/or co-promotion arrangements for our products and product candidates;

•	unfavorable or delayed announcements by us regarding clinical trial results or results of operations, or favorable announcements by our competitors;

•	delays in meeting goals or performance milestones by us or our marketing partners;

•	comments made by securities analysts, including changes in, or failure to achieve, financial estimates or milestones;

•	announcements of financing transactions and/or future sales of equity or debt securities;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	sales of our Class A common stock by our directors, officers or significant shareholders; and

•	market and economic conditions.
      In addition, the market for biotechnology and pharmaceutical stocks has experienced significant price and volume fluctuations that are frequently unrelated to operating performance. This price volatility is often more pronounced for companies with a low stock price and a small market capitalization, such as ours. These broad market and industry factors might seriously harm the market price of our Class A common stock, regardless of our operating performance.
      A significant decline in our stock price could also result in our Class A common stock being delisted from the American Stock Exchange and could initiate litigation, including a securities class action lawsuit. Such a lawsuit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.
We may sell additional shares of capital stock in the future, which could dilute your investment.
      Our Amended and Restated Articles of Incorporation authorize the issuance of up to 200,000,000 shares of Class A common stock and up to 10,000,000 shares of preferred stock. Currently, there are approximately 71,000,000 shares of Class A common stock outstanding. We intend to seek to raise additional capital to continue meeting our financial needs and anticipate that we will do so, at least in part, through the sale of equity securities. Our Board of Directors is able to issue a substantial number of additional shares of Class A common stock without shareholder approval. Potential investors should be aware that any such stock issuance will reduce the proportionate ownership and voting power of existing shareholders and may result in a reduction of the market price of the outstanding shares of our Class A common stock.
The Board of Directors has the authority to effect a reverse stock split within a stated range until March 18, 2005. If implemented, the reverse stock split may negatively affect the price and liquidity of our Class A common stock.
      At our 2004 Annual Meeting of Shareholders, the Board of Directors received the authority to implement, within its discretion and for a period of one year, a reverse split of our Class A common stock within a range of 1:2 to 1:12.5. If the Board of Directors were to effect a reverse stock split, the bid price of the Class A common stock may not continue at a level in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split. For example, if the Board of Directors decided to implement a reverse stock split at a ratio of 1-for-5, that the post-split market price of our Class A common stock may not be at least five times greater than the pre-split price. Accordingly, the total market capitalization of our Class A common stock after a reverse stock split, if implemented, could be lower than the total market capitalization before the proposed reverse stock split. Additionally, the liquidity of our Class A common stock could be affected adversely by the reduced number of shares outstanding after the reverse stock split.
Management will have broad discretion as to the use of the proceeds from this offering, and the use of the proceeds may not yield positive results.
      We have not designated the amount of net proceeds we will use for any particular purpose. As a result, our management will have broad discretion as to the application of the net proceeds. We have eight significant research and development programs under development, and the use of offering proceeds on any one of these programs may not yield positive results. Accordingly, the use of net proceeds from this offering may not increase our market value or make us profitable.
Provisions in our charter documents and our shareholder rights plan could prevent or delay a change of control in a transaction that offers our shareholders a premium for their stock.
      Certain provisions of our charter documents may have an anti-takeover effect and could discourage a third party from acquiring control of us without approval of our board of directors. Additionally, we adopted a Shareholder Rights Plan in 1999 for the purpose of requiring bidders to negotiate with our Board of Directors before attempting a takeover of our company. Although the Shareholder Rights Plan is intended to prevent coercive or low offers, it could have the effect of discouraging, delaying or preventing a third party from acquiring us in a transaction that may otherwise offer a premium over our then-current stock price.
Risks Relating to Our Business
We have a history of losses and we may never achieve or maintain profitability.
      To date, we have experienced significant operating losses in funding the research, development and clinical testing of our drug candidates and we expect to continue to incur substantial operating losses through at least 2005. As of December 31, 2003, our accumulated deficit was approximately $102.5 million. To achieve profitability, we would need to generate significant additional revenue with positive gross margins. Although we are seeking to negotiate revenue-generating licenses and/or co-promotion arrangements for docosanol 10% cream, Neurodex and other product candidates, we may not be successful in doing so, and any such arrangements may not generate the anticipated revenue. Additionally, our sales and marketing and general and administrative expenses are expected to increase over the next several quarters. These increases in expenses may not be offset by new or increased revenue, and, as a result, we may not achieve or maintain profitability.
Developing and testing a drug candidate is a very expensive and time-consuming process that may not ultimately lead to a marketable product.
      The drug development process is lengthy and capital-intensive. Since September 1998, we have spent approximately $55 million in preclinical and clinical studies researching the safety and efficacy of our drug candidates and potential drug candidates. If any of our drug candidates fail to demonstrate the desired safety and efficacy, we may abandon the development of the compound, in which event we would not recover our expenditures incurred to date for that compound. If a compound appears to be safe and effective in preclinical studies, we may decide to proceed with human clinical trials. The full complement of clinical trials required to obtain regulatory approval for a new drug may involve tens-of-millions of dollars. Because of our limited financial resources, we may be required to license the compound to a pharmaceutical company with greater financial resources in order to complete development of the drug. We may be unable to find a large pharmaceutical company interested in licensing the drug or, if we do locate such a licensee, that the proposed license terms will be acceptable to the Company. In the event that we are unable to find a large pharmaceutical partner or licensee on acceptable terms, we may be forced to abandon one or more of our drug candidates.
We expect that we will need to raise additional capital to fund ongoing operations through at least 2005. If we are unable to raise additional capital, we may be forced to curtail operations. If we succeed in raising additional capital through a licensing or financing transaction, it may affect our stock price and future revenues.
      In order to maintain sufficient cash and investments to fund future operations, we will need to raise additional capital, including through this offering. We expect to seek to raise additional capital over the next 12 to 24 months through various alternatives, including licensing or sales of our technologies and drug candidates and through the sale of shares of our Class A common stock.

•	If we raise capital through licensing or sales of one or more of our technologies and drug candidates, then we may lose an opportunity for product sales if a product is successfully developed, approved by the FDA and marketed. If we license any of our technologies or drug candidates, then the development of that product or technology may no longer be in our control. A licensee might not ever reach any of the milestones in a license agreement and we would not earn any additional payments in such an event. Further, if we sell any of our technologies or drug candidates, the sales price may not cover our investment in such technology or drug candidate.

•	If we raise capital by issuing additional shares of Class A common stock at a price per share less than the then-current market price per share, then the value of the shares of Class A common stock outstanding may be diluted or reduced. Further, even if we were to sell shares of common stock at prices equal to or higher than the current market price, the issuance of additional shares may depress the market price of our Class A common stock and dilute your voting rights in the Company.

•	We may not be able raise capital on terms that we find acceptable, if at all. If we are unable to raise additional capital to fund future operations, then we might have to reduce operations or defer or abandon one or more of our clinical or preclinical research programs. Any of these actions could be expected to have an adverse effect on our stock price.
We expect our quarterly operating results to fluctuate significantly from period-to-period for a number of reasons.
      Historically, we have had only limited recurring revenue. As a result, operating results have been, and will continue to be, subject to significant quarterly fluctuations based on a variety of factors, including:

•	Co-promotion or License Arrangements — We are currently seeking co-promotion or licensing partners for docosanol 10% cream and Neurodex, as well as for our compounds targeting IgE (allergy and asthma), MIF (inflammation) and apolipoprotein A1 (cholesterol). It is difficult to predict whether any of these discussions will result in a partnering or license arrangement and what the financial terms of such an arrangement might be. If we do enter into any such arrangements, the recognition of revenue under that arrangement may depend on the efforts and performance of our licensees or partners in reaching milestones that are outside of our control. Such milestones may include specific events, such as regulatory approval, product launch, the passage of time, or reaching a sales threshold.

•	Limited Rights to Future Abreva Royalties — In December 2002 we sold to Drug Royalty USA the rights to a substantial portion of our future royalty revenues from sales of Abreva by GlaxoSmithKline. We will not receive any future royalty payments unless and until annual Abreva wholesale sales exceed $62 million, at which time we will receive one-half of the stated royalty rate on any excess sales. We expect that any royalty payments on these excess sales, if any, would occur only once a year, after the end of each calendar year.

•	Concentration of Significant Customers, Suppliers and Industries — Milestone payments, royalties earned, and revenues recognized from the sale of rights to royalties from a single licensee (GlaxoSmithKline) accounted for approximately 73% and 95% of our fiscal 2003 and 2002 revenues, respectively. We have now received all of the milestone payments from GlaxoSmithKline for North America. With the sale of our Abreva royalty rights to Drug Royalty USA, future royalty payments from GlaxoSmithKline will come exclusively from our remaining 50% share of Abreva royalties on contract sales in excess of $62 million a year. Additionally, we purchase our raw materials from a sole foreign supplier that has been approved for manufacture by the FDA. Any disturbances or delays in the manufacture of the raw materials could seriously and adversely affect our business.

•	Acquisitions/Alliances — If, in the future, we acquire technologies, products, or businesses, or we form alliances with companies requiring technology investments or commitments, we will face a number of risks to our business. The risks that we may encounter include those associated with integrating operations, personnel, and technologies acquired or licensed, and the potential for unknown liabilities of the acquired business. Our business and operating results on a quarterly basis could be adversely affected if any of our acquisition or alliance activities, to the extent they exist in the future, are not successful.

Avanir and its licensees may not be successful in obtaining regulatory approval of docosanol 10% cream immediately as an over-the-counter (“OTC”) product in the rest of the world, or in licensing, marketing and selling the product in foreign countries.
      Currently, docosanol 10% cream is approved for sale in the United States, Canada, Korea, Israel and Sweden and we are currently seeking regulatory approval in various other countries in the European Union and intend to seek approval in Japan. Avanir and its licensees face a wide variety of risks in foreign countries in obtaining regulatory approval and in marketing and selling docosanol 10% cream, including:

•	Regulatory approval requirements differ by country, and obtaining approvals to market the drug in foreign countries may be difficult to obtain, may require additional costly and time consuming clinical trials, or may require prescription status first before obtaining sufficient experience to warrant approval as an OTC product;

•	Building product awareness of a new drug, whether prescription or OTC, among customers or retail store decision makers may require a substantial amount of product promotion, which does not guarantee success;

•	Consumers may not perceive that docosanol 10% cream is superior to existing and potentially new OTC products for oral herpes;

•	Acceptance of docosanol 10% cream in the OTC consumer market may not be widespread; and

•	Potential price erosion could occur due to competitive products and responses to our product’s introduction.
Foreign sales of docosanol 10% cream and other potential products are subject to various foreign trade risks.
      Our license agreement with GlaxoSmithKline is for the United States and Canada. We also have exclusive license agreements for docosanol 10% cream for Israel, South Korea, Italy and Egypt. We are holding discussions with other potential licensees for marketing and selling docosanol 10% cream in other countries not already licensed. However, we may not finalize any license or distribution arrangements for other territories on a timely basis or on favorable terms, if at all. Further, our foreign licensees expose us to various foreign trade risks relating to development and marketing of docosanol 10% cream. We may arrange for contracts in the future for the manufacture, marketing and distribution of docosanol 10% cream overseas by foreign licensees, which will be substantially outside our control. Even if we are able to obtain experienced licensees in foreign markets, specific risks that could impact significantly our potential revenues on foreign sales include:

•	difficulties in obtaining regulatory approval of docosanol 10% cream in foreign countries;

•	changes in the regulatory and competitive environments in foreign countries;

•	changes in a specific country’s or region’s political or economic conditions, including related to terrorism;

•	difficulty in finding foreign partners with sufficient capital to effectively launch, market and promote the product;

•	shipping delays;

•	difficulties in managing operations across disparate geographic areas;

•	fluctuations in foreign currency exchange rates;

•	prices of competitive products;

•	difficulties associated with enforcing agreements through foreign legal systems;

•	trade protection measures, including customs duties and export quotas; and

•	foreign tax withholding laws.
Our inability to attract and retain key management and scientific personnel could negatively affect our business.
      Our success depends on the performance of a small core staff of key management and scientific employees with biotechnology experience. Given our small staff size and programs currently under development, we depend substantially on our ability to hire, train, retain and motivate high quality personnel, especially our scientists and management team in this field. If we were to lose one or more of our key scientists, then we would likely lose some portion of our institutional knowledge and technical know-how, potentially causing a substantial delay in one or more of our development programs until adequate replacement personnel could be hired and trained. Other than our chief executive officer, our executives do not have employment agreements. We do not have “key person” life insurance policies for any of our executives. The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. This type of environment creates intense competition for qualified personnel, particularly in product research and development, sales and marketing, and accounting and finance.
Our patents may be challenged and our pending patents may be denied. Either result would seriously jeopardize our ability to compete in the intended markets for our proposed products.
      We rely substantially on the protection of our intellectual property through our ownership or control of 82 issued patents and 213 patent applications. Patents and patent applications owned or controlled by the Company are for docosanol-related products and technologies, Neurodex, compounds capable of regulating the target IgE in controlling symptoms of allergy and asthma, compounds capable of regulating the target MIF in the treatment of inflammatory diseases, compounds targeting apolipoprotein A1 for the treatment of cholesterol, and Xenerex technologies for developing monoclonal antibodies. Because of the competitive nature of the biopharmaceutical industry, we cannot assure you that:

•	the claims in any pending patent applications will be allowed or that patents will be granted;

•	present and future competitors will not develop similar or superior technologies independently, duplicate our technologies or design around the patented aspects of our technologies;

•	our proposed technologies will not infringe other patents or rights owned by others, including licenses that may not be available to us;

•	any of our issued patents will provide us with significant competitive advantages; or

•	challenges will not be instituted against the validity or enforceability of any patent that we own or, if instituted, that these challenges will not be successful.

Our inability to obtain or maintain patent protections for our products in foreign markets may negatively affect our financial condition.
      The process for the approval of patent applications in foreign countries may differ significantly from the process in the U.S. These differences may delay our plans to market and sell docosanol 10% cream and other products in the international marketplace. Approval in one country does not indicate that approval will be obtained in other countries. The patent authorities in each country administer that country’s laws and regulations relating to patents independently of the laws and regulations of any other country and we must seek and obtain the patents separately. Our inability to obtain or maintain patent protections for docosanol 10% cream and other products in foreign markets would severely hamper our ability to generate international sales from our first product and other products still under development.
We are dependent on third parties to manufacture our drug and drug-candidate compounds. The failure of these third parties to perform successfully could harm our business.
      We have utilized, and intend to continue utilizing, third parties to manufacture docosanol 10% cream, Neurodex and our other drug candidates. We have no experience in manufacturing and do not have any manufacturing facilities. Currently, we have only a single supplier for docosanol 10% cream and we do not have any long-term supply agreements in place with this manufacturer. Although we and GlaxoSmithKline maintain a strategic reserve of docosanol 10% cream to mitigate against a short-term supply disruption, any sustained disruption of our supply could result in shipping and sales delays and additional costs that could harm our operations.
Developing new pharmaceutical products for human use involves product liability risks, for which we currently have limited insurance coverage.
      The testing, marketing, and sale of pharmaceutical products involves the risk of product liability claims by consumers and other third parties. We maintain product liability insurance coverage for our clinical trials in the amount of $5 million per incident and $5 million in the aggregate. However, product liability claims can be high in the pharmaceutical industry and our insurance may not sufficiently cover our actual liabilities. If a suit against our business or proposed products is successful, then the lack or insufficiency of insurance coverage could affect materially and adversely our business and financial condition. Furthermore, various distributors of pharmaceutical products require minimum product liability insurance coverage before their purchase or acceptance of products for distribution. Failure to satisfy these insurance requirements could impede our ability to achieve broad distribution of our proposed products.
Abreva faces competition from a number of existing and well-established products and the companies that market their products.
      We have the opportunity to earn royalties on Abreva product wholesale sales if sales exceed $62 million a year. Abreva competes with several other products for oral-facial herpes currently on the market in the U.S., as well as other products or potential products that are or may be under development or undergoing FDA review. Most of the competing products are manufactured by companies having substantial financial resources, research and development facilities and manufacturing and marketing experience. Even with Abreva being marketed by one of the world’s largest consumer healthcare companies, GlaxoSmithKline, not all competitive responses and the impacts of those responses can be foreseen.
Business interruptions could adversely affect our business.
      Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, and other events beyond our control. For example, during 2001 and again in 2003, we experienced electrical power outages lasting several hours. The loss of electrical power for any significant periods of time could adversely affect our ability to conduct experiments and could also harm our vendors. Further, we could lose valuable data made to date in experiments currently underway. We have mitigated the severity of power losses by installing emergency power equipment, which we have used on several occasions to supply electricity in the areas that we consider to be the most critical to our operations. However, the emergency power units do not cover all of our electrical needs and, further, they might not operate properly in the event of a power loss.

Our financial results could be affected by potential changes in the accounting rules governing the recognition of stock-based compensation expense.
      We measure compensation expense for our employee stock compensation plans under the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” In addition, we provide pro forma disclosures of our operating results in our Notes to Consolidated Financial Statements as if the fair value method of accounting had been applied in accordance with SFAS No. 123, “Accounting for Stock-based Compensation.” Had we accounted for our compensation expense under the fair value method of accounting prescribed by SFAS No. 123, the charges would have been significantly higher, by approximately $1,554,000, $2,176,000, and $1,540,000 during fiscal 2003, 2002, and 2001, respectively. Recently, the Financial Accounting Standards Board proposed changes to accounting rules concerning the recognition of stock option compensation expense. If these proposals are implemented, we and other companies would be required to measure compensation expense using the fair value method, which would adversely affect our results of operations by reducing our income or increasing our losses by an amount equal to the difference in the two measurement methods.
Risks Relating to Our Industry
The pharmaceutical industry is highly competitive and most of our competitors are larger and have greater resources. As a result, we face significant competitive hurdles.
      The pharmaceutical and biotechnology industries are highly competitive and subject to significant and rapid technological change. We compete with hundreds of companies that develop and market products and technologies in similar areas as our research. For example, docosanol 10% cream faces worldwide competition from the following products:

•	OTC monograph preparations, including Carmex®, Zilactin®, Campho®, Orajel®, Herpecin® and others;

•	Zovirax® acyclovir (oral and topical) and Valtrex® valacyclovir (oral) prescription products marketed by Biovail Corporation and GlaxoSmithKline, respectively, and

•	Famvir® famciclovir (oral) and Denavir® penciclovir (topical) prescription products marketed by Novartis.
      Our competitors may have specific expertise and technologies that are better than ours and many of these companies, either alone or together with their research partners, have substantially greater financial resources, larger research and development staffs, and substantially greater experience than we do. Accordingly, our competitors may develop superior products or may develop competing products more rapidly. If we commence commercial sales of our products, we will also be competing with respect to manufacturing efficiencies and marketing capabilities, areas in which we have limited or no direct experience.
Our industry is highly regulated and our failure or inability to comply with government regulations regarding the development, production, testing, manufacturing and marketing of our products may adversely affect our operations.
      Governmental authorities in the U.S., including the FDA, and other countries highly regulate the development, production, testing, manufacturing and marketing of pharmaceutical products. The clinical testing and regulatory approval process can take a number of years and requires the expenditure of substantial resources. Failure to obtain, or delays in obtaining, these approvals will adversely affect our business operations, including our ability to commence marketing of any of the proposed products. We may find it necessary to use a significant portion of our financial resources for research and development and the clinical trials necessary to obtain these approvals for our proposed products. We will continue to incur costs of development without any assurance that we will ever obtain regulatory approvals for any of our products under development. Additionally, we cannot predict the extent to which adverse governmental regulation might arise from future U.S. or foreign legislative or administrative action. Moreover, we cannot predict with accuracy the effects of any future changes in the regulatory approval process and in the domestic health care system for which we develop our products, or the costs of on-going compliance regulations after marketing approval has been obtained. Future changes could affect adversely the time frame required for regulatory review, our financial resources, and the sale prices of our proposed products, if approved for sale.
Companies in our industry must protect their intellectual property rights and operate without infringing on or misappropriating the proprietary rights of others. Our inability to do so could be costly and could significantly affect our business prospects.
      Biotechnology companies such as Avanir rely heavily on intellectual property rights to protect their innovations. Although we attempt to protect these rights by regularly filing patent applications and requiring all employees to sign confidentiality agreements, we cannot assure you that patents will issue, that secrecy obligations will be honored, or that others will not independently develop similar or superior technology. Additionally, if our consultants, key employees or other third parties apply to our projects technological information independently developed by them or by others, then disputes may arise as to the ownership rights of these innovations.
      Even if we successfully preserve our intellectual property rights, other biotechnology or pharmaceutical companies may allege that our technology infringes on their rights. Intellectual property litigation is costly, and, even if we were to prevail in such a dispute, the cost of such litigation would adversely affect our business, financial condition and results of operations. Litigation is also time consuming and would divert management’s attention and resources away from our operations and other activities. If we were not to prevail in any litigation, in addition to any damages we would have to pay, we could be required to stop the infringing activity or obtain a license. Any required license might not be available to us on acceptable terms. Some licenses might be non-exclusive, and our competitors could have access to the same technology licensed to us. If we were to fail to obtain a required license or were unable to design around a competitor’s patent, we would be unable to sell or continue to develop some of our products, which would have a material adverse affect on our business, financial condition and results of operations.
Companies in our industry are frequently subjected to product liability claims, which can be very costly to defend against.
      In the ordinary course of business, biotechnology and pharmaceutical companies face various claims brought by third parties, including claims relating to the safety or efficacy of products. Any of these claims could subject us to costly litigation and, while we generally believe that we have adequate insurance to cover many different types of liabilities, our insurance carriers may deny coverage or our policy limits may be inadequate to fully satisfy any damage awards or settlements. If this were to happen, the payment of any such awards could have a material adverse effect on our operations and financial position. Additionally, any such claims, whether or not successful, could damage our reputation and business.
NOTE REGARDING FORWARD LOOKING STATEMENTS
      This prospectus contains or incorporates by reference forward-looking statements that involve risks and uncertainties. The statements contained or incorporated by reference in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934 (the “1934 Act”), including without limitation statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We assume no obligation to update any such forward-looking statements. Our actual results may differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth above under “Risk Factors” and elsewhere in this prospectus and in the documents incorporated by reference into this prospectus. In evaluating our business, prospective investors should carefully consider these factors in addition to the other information set forth in this prospectus and incorporated herein by reference.

USE OF PROCEEDS
      We will retain broad discretion over the use of the net proceeds from the sale of our Class A common stock offered hereby. Except as described in any prospectus supplement, we currently anticipate using the net proceeds from the sale of our Class A common stock hereby primarily to fund clinical trials and for research and development, marketing and general and administrative expenses. The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of our research and development efforts, regulatory approval status of Neurodex, technological advances and the competitive environment for our products. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. Although we have no specific agreements, commitments or understandings with respect to any acquisition, we evaluate acquisition opportunities and engage in related discussions with other companies from time to time.
      Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.
PLAN OF DISTRIBUTION
      We may sell the Class A common stock:

•	to or through one or more underwriters or dealers;

•	directly to purchasers, through agents; or

•	through a combination of any of these methods of sale.
      We may distribute the Class A common stock:

•	from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.
      We will describe the method of distribution of the Class A common stock in the applicable prospectus supplement.
      We may determine the price or other terms of the Class A common stock offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.
      Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of the Class A common stock). In addition, underwriters may sell common stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agent. These underwriters, dealers or agents may be considered to be underwriters under the 1933 Act. As a result, discounts, concessions or commissions on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each applicable prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
      We may enter into agreements that provide for indemnification against certain civil liabilities, including liabilities under the 1933 Act, or for contribution with respect to payments made by the underwriters, dealers or agents and to reimburse these persons for certain expenses.

      We may grant underwriters who participate in the distribution of the Class A common stock an option to purchase additional shares of common stock to cover over-allotments, if any, in connection with the distribution. Underwriters or agents and their associates may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
      In connection with the offering of the Class A common stock, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the Class A common stock. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase common stock for the purpose of stabilizing its market price.
      The underwriters in an offering of the Class A common stock may also create a “short position” for their account by selling more common stock in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing common stock in the open market or by exercising any over-allotment option granted to them by us. In addition, any managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the Class A common stock that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the Class A common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.
LEGAL MATTERS
      The legality of the issuance of the Class A common stock being offered hereby will be passed upon by Heller Ehrman White & McAuliffe, LLP, San Diego, California.
EXPERTS
      The consolidated financial statements incorporated in this prospectus by reference from Avanir Pharmaceutical’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      With respect to the unaudited interim financial information which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the Company’s Quarterly Report on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
      The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed:

1. Our Annual Report on Form 10-K for the year ended September 30, 2003;

2. Our Definitive Proxy Statement on Schedule 14A, filed January 28, 2004;

3. Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2003 and March 31, 2004;

4. Our Current Report on Form 8-K filed April 6, 2004;

5. The description of our Class A common stock contained in our registration statement on Form 8-A (File No. 001-15803) filed with the SEC on April 13, 2000, including any amendment or report filed for the purpose of updating such description.
      All other documents we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.
      Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Avanir Pharmaceuticals, 11388 Sorrento Valley Road, Suite 200, San Diego, California 92121, Attention: Chief Financial Officer, telephone: (858)622-5200. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the informational requirements of the 1934 Act and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov, as well as at our website at www.avanir.com. You may also read and copy, at prescribed rates, any document we file with the Securities and Exchange Commission at the Public Reference Room of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the Securities and Exchange Commission’s Public Reference Rooms.
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7,770,000 Shares
Class A Common Stock

PROSPECTUS SUPPLEMENT

April 5, 2005
CIBC World Markets

Leerink Swann & Co.